Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Zeeland, Michigan, October 22, 2013 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the third quarter ended September 30, 2013.
For the third quarter of 2013, the Company’s net sales were $288.6 million, an 8% increase when compared with net sales of $268.2 million in the third quarter of 2012.
The gross profit margin in the third quarter of 2013 was 36.7%, up 3.1 percentage points compared with a gross profit margin of 33.6% in the third quarter of 2012, primarily due to the impact of purchasing cost reductions and product mix, partially offset by annual customer price reductions. The gross profit margin in the third quarter of 2013 also increased sequentially from 35.8% in the second quarter of 2013, again due to purchasing cost reductions and product mix.
Net income for the third quarter of 2013 increased 33% to $55.5 million, compared with net income of $41.9 million in the third quarter of 2012, and also increased sequentially by 7% from $52.1 million in the second quarter of 2013. Earnings per diluted share were $0.38, which was an increase of $0.09 compared with earnings per diluted share of $0.29 in the third quarter of 2012, and were up sequentially from $0.36 in the second quarter of 2013.
“We’re very pleased to report continued strong revenue and earnings growth despite year-to-date reduced light vehicle production in Europe and the Japan/Korea regions” said Fred Bauer, Gentex Chairman of the Board and Chief Executive Officer, “and we’re excited by the momentum that the continued strong financial performance gives us as we move into a future that will include the growth that comes with our HomeLink® acquisition.”

Unit Shipments and Net Sales

Automotive mirror unit shipments increased 13% in the third quarter of 2013 compared with the third quarter of 2012. Automotive net sales increased 7% in the third quarter of 2013 to $280.9 million, compared with automotive net sales of $261.9 million in the second quarter of 2012.
North American automotive mirror unit shipments increased 6% compared with the third quarter of 2012, while North American light vehicle production increased by 7% in the most recently completed quarter compared with the same quarter last year.
International automotive mirror unit shipments increased 18% in the third quarter of 2013 compared with the third quarter of 2012, primarily due to increased mirror unit shipments to certain European and Asian automakers. European light vehicle production decreased by 1% in the most recently completed quarter compared with the same quarter last year, while Japan and Korea light vehicle production increased 3% compared with the same quarter last year.
Other net sales, which include fire protection products and dimmable aircraft windows, were $7.7 million in the third quarter of 2013, up 21% compared with $6.3 million in the third quarter of 2012.

Future Estimates

The Company’s forecasts for light vehicle production for each of the following periods in 2013 compared with the same periods in 2012 are based on the IHS Automotive October 2013, forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's October light vehicle production forecast)
(in Millions)
Region	4th Quarter 2013	4th Quarter 2012	% Change	Calendar Year 2013	Calendar Year 2012	% Change
North America	4.05	3.82	6%	16.2	15.4	5%
Europe	4.69	4.68	—%	19.0	19.3	(2)%
Japan and Korea	3.46	3.34	4%	13.4	14.0	(4)%

The Company estimates that net sales in the fourth quarter of 2013, including sales from the now completed acquisition of HomeLink, will increase 20-25% compared with the fourth quarter of 2012, based on the October 2013 IHS production forecast and current forecasted product mix.
The Company also estimates the gross profit margin for the fourth quarter of 2013, to be in the range of 38-38.5%, based on the October 2013 IHS production forecast and current forecasted product mix.
The Company currently estimates E,R&D expense in the fourth quarter of 2013 to increase 5-10% compared with E,R&D in the fourth quarter of 2012. Additionally, S,G&A expense in the fourth quarter of 2013 is estimated to increase 15-20% compared with S,G&A in the fourth quarter of 2012.

Safe Harbor for Forward-Looking Statements

This new release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Third Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today October 22, 2013. To access that call, go to www.gentex.com and select the

“Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months ended September 30,
	2013	2012	% Change	2013	2012	% Change
North American Interior Mirrors	1,867	1,879	(1)%	5,897	5,820	1%
North American Exterior Mirrors	563	423	33%	1,631	1,281	27%
Total North American Mirror Units	2,430	2,302	6%	7,528	7,101	6%
International Interior Mirrors	2,972	2,537	17%	8,507	7,935	7%
International Exterior Mirrors	1,202	995	21%	3,493	3,105	12%
Total International Mirror Units	4,174	3,532	18%	12,000	11,040	9%
Total Interior Mirrors	4,839	4,416	10%	14,404	13,755	5%
Total Exterior Mirrors	1,765	1,418	24%	5,124	4,386	17%
Total Auto-Dimming Mirror Units	6,604	5,834	13%	19,528	18,141	8%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months ended September 30,
	2013	2012	2013	2012
Net Sales	$288,621,626	$268,248,089	$845,094,493	$839,210,399
Cost of Goods Sold	182,659,141	178,132,021	543,055,886	555,510,532
Gross profit	105,962,485	90,116,068	302,038,607	283,699,867

Engineering, Research & Development	19,106,682	20,434,012	56,654,440	66,441,649
Selling, General & Administrative	13,199,557	12,058,701	36,278,011	36,621,668
Income from operations	73,656,246	57,623,355	209,106,156	180,636,550
Other Income	7,387,008	4,062,706	14,819,949	10,516,549
Income before Income Taxes	81,043,254	61,686,061	223,926,105	191,153,099
Provision for Income Taxes	25,522,293	19,808,978	70,877,180	62,164,893
Net Income	$55,520,961	$41,877,083	$153,048,925	$128,988,206

Earnings Per Share
Basic	$0.39	$0.29	$1.07	$0.90
Diluted	$0.38	$0.29	$1.06	$0.89
Weighted Average Shares
Basic	143,697,760	143,027,693	143,160,402	143,415,077
Diluted	144,518,900	143,584,375	143,816,041	144,417,219

Cash Dividends Declared per Share	$0.14	$0.13	$0.42	$0.39

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2013	December 31, 2012
ASSETS
Cash and Short-Term Investments	$226,676,955	$450,481,520
Other Current Assets	297,174,694	294,181,520
Total Current Assets	523,851,649	744,663,040

Plant and Equipment - Net	351,066,630	349,938,172

Goodwill	337,670,463	—
Long-Term Investments	114,270,623	141,834,034
Patents and Other Assets	370,268,798	29,256,089
Total Other Assets	822,209,884	171,090,123

Total Assets	$1,697,128,163	$1,265,691,335

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$120,590,431	$87,957,442
Long-Term Debt	267,500,000	—
Deferred Income Taxes	53,730,295	56,773,337
Shareholders' Investment	1,255,307,437	1,120,960,556
Total Liabilities & Shareholders' Investment	$1,697,128,163	$1,265,691,335